EXHIBIT 10.5

SPATIALIZER AUDIO LABORATORIES, INC.
EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”) sets out the terms and conditions of your employment by Spatializer Audio Laboratories, Inc., a Delaware corporation (the “Company”).

1. Period of Employment.

     A. Your employment by the Company under the terms of this Agreement is effective as of November 12, 1999 (the “Commencement Date”). Your employment will continue under the terms of this Agreement for a period of three years (3) years (the “Initial Term”) from the Commencement Date, and shall be automatically renewed thereafter for additional one year periods (“Successive Terms”), until terminated in accordance with the terms of this Agreement or until you are notified that the Agreement will not be automatically renewed. Such notification is to be provided to you no less than 6 months before the commencement of a Successive Term and if you elect to terminate your employment during the Initial Term or any Successive Term, you shall provide the Company with notice pursuant to Section 8(A)(1).

2. Job Description.

     A. You are to be employed as the Company’s Chief Executive Officer (“CEO”) and you shall continue to be employed as the Company’s Chief Financial Officer (“CFO”). As CEO, you shall be responsible for the general and active supervision and management over the business of the Company and over its officers, assistants, agents and employees. In your capacity as CFO, you shall have the general care and custody of the funds and securities of the Company, the bank and trust accounts of the Company and you shall exercise general supervision over expenditures and disbursements made by Company as well as the Company’s preparation of financial records and reports in connection therewith as may be necessary. If requested by the Board of Directors of the Company (the “Board”), your duties shall include performing services on behalf of the Company or to affiliates of the Company and in that regard, you agree to serve as the President and Treasurer of Desper Products, Inc (“DPI”). Finally, you agree to serve as a Director of DPI when so elected by the Company as sole shareholder of DPI. You shall devote your full professional time and energy, attention, skills and ability to the performance of your duties during your employment and shall faithfully and diligently endeavor to promote the business and best interests of the Company. You shall make available to the Board and the officers of the Company all knowledge possessed by you relating to any aspect of your duties and responsibilities hereunder. You agree that during your employment with the Company, you will not render or perform services for any other corporation, entity, person or firm actively involved with the Industry without the prior written consent of the Board. For purposes of this Agreement, the term the “Industry” shall consist of firms engaged in the development, licensing and marketing of digital audio signal processing technologies for the consumer electronics, personal computing, enterprise computing and entertainment industries, or those activities of a kind with which you were concerned or involved in the term of this Agreement. You hereby agree to appear and actively participate on behalf of the Company in the Industry and in the general promotion of its business.

     B. You further agree, during the course of your employment under this Agreement, to conduct yourself and all business on behalf of the Company in a manner intended to be in full compliance with all laws applicable to the duties undertaken by you during this Agreement.

3. Compensation.

     A. Salary. As compensation for the performance by you of your obligations hereunder, and provided that you satisfactorily perform your obligations hereunder, you will receive an annual salary of two hundred thousand dollars ($200,000) on the normal payroll schedule followed by the Company. On each anniversary of the Commencement Date, you will be eligible for a salary increase as approved by the Compensation Committee.

     B. Performance Shares. In addition to your salary, as set forth above, as November 12, 1999, those 168,628 performance shares held by the Company’s former CEO, Stephen D. Gershick directly, and those 674,516 performance shares held in escrow for him shall be transferred directly to you, to be released in accordance with the terms of that Escrow Agreement dated June 22, 1992. as amended (the “Escrow Agreement”). Other than due to your voluntary termination pursuant to Section 8(A)(1) or 8(B) or termination for Cause as defined in Section 8(A)(2), the Company will continue to distribute these performance shares to you under the schedule in the Escrow Agreement. If you complete the Initial Term of this Agreement, in all events, all remaining performance shares will be distributed to you in accordance with the schedule in the Escrow Agreement.

     C. Stock Options. Of the previously issued 500,000 options to acquire Company common stock, par value $.01 (“Common Stock”) held by you, all 500,000 of such options shall be treated as having been fully vested at November 12,1999 and shall be immediately exercisable by you from that date. Additionally, as November 12, 1999, you shall be granted options to acquire an additional 750,000 options to acquire Common Stock, of which 250,000 shares shall be exercisable at $.50 and immediately vested; 250,000 shares shall be exercisable at $.55 and will vest on November 12, 2000; and 250,000 shares shall be exercisable at $.75 and will vest on November 12, 2001.

     D. Annual Bonus. You shall be entitled to receive, in addition to your annual compensation set forth above, a bonus equal to 5% of the Company’s income after taxes each year, provided however, that in no case shall your bonus exceed $100,000 in any given year.

     E. Other Benefits:

(1)	During the term of this Agreement, you will be entitled, at Company expense, to such medical, disability, accident, life or other insurance or welfare plans, programs or arrangements as may be offered generally to the employees of the Company.

(2)	The Company shall pay or reimburse you for all reasonable and necessary business expenses incurred by you which relate to the business of the Company, as approved by the Board, with such payments or reimbursements to be made monthly on the first scheduled payroll period in the month following that month in which such expenses were incurred, and upon presentation of receipts or other evidence of such expenses. These expenses include, but are not limited to the necessary reasonable and customary expenses associated with your work at the Company’s Santa Clara, California office, including an apartment of reasonable nature in the Santa Clara area, automobile use in the Santa Clara area, round-trip airfare and airport car service to and from the Santa Clara area and meals while working in the Santa Clara area.

(3)	A monthly automobile allowance of nine hundred ($900) dollars.

     F. The compensation provided to you pursuant to this Agreement shall be subject to any required federal, state, local and other governmental withholdings or other deductions that may be required from time to time under applicable tax laws.

4. Place of Work. Your principle place of work shall be at the Company’s business offices located at 20700 Ventura Boulevard, Suite 140, in Woodland Hills, California. You also agree to be available to travel and to work from time to time in such other places as may be requested by the Company for the reasonable performance of your duties. You have agreed that you will be available to work from the Company’s Santa Clara, California office on average of four (4) days per week but this commitment shall not apply in the event of any Change of Control (as defined below) and shall not, in any event, require you to relocate your principal residence to the Santa Clara, California area.

5. Authorizations. You agree to provide to the Company, as a condition precedent to your employment under this Agreement, all legally required proof of your authorization to work in the United States. You further agree to allow the Company to use your name, biography and likeness in connection with information that may be disseminated concerning the Company. You hereby warrant and represent that there are no existing or proposed agreements to which you are a party that may adversely affect your ability to your duties under this Agreement.

6. Vacations and Holidays.

     A. You will be entitled to take as vacation time all official Company holidays each year, as offered to all Company employees. You will also be entitled to three weeks of paid vacation each year.

     B. Holiday and vacation days accrued may be carried over from one year to the next as outlined in the Company’s employment manual or unless otherwise agreed in advance by the Board. Unused holiday days may be reimbursed to you as hours worked at your normal basic salary rate at the sole discretion of the Board.

     C. If you leave the Company before taking vacation days due to you, you will receive a pro-rata payment of your salary in respect to those vacation days you have not used during the year, in accordance with the Company’s policy then in effect for executive officers.

7. Sick Pay.

     A. The Company, subject to your compliance with the following procedures, will pay you your salary in respect of periods of absence through illness or injury for up to 14 days absence (in the aggregate) in any period of 12 months, or until the Company’s Short term Disability Plan begins payments. Unless otherwise required by law, sick leave is only to be used when, owing to health reasons, you are unable to work.

     B. Your unused sick leave is not carried forward from one year to the next and you will not be paid for unused sick leave.

8. Termination.

     A. Notice of Termination.

          (1) If you desire to terminate your employment with the Company, you must give the Company 30 days prior written notice; provided however, that if a Change of Control (as defined below) or a change in you place of work, as set forth in Section 4 above, is made, you may choose to terminate your employment by providing 10 days prior written notice to the Company. A “Change of Control” shall mean if and when (i) any person, as that term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), becomes or is discovered to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof) directly or indirectly of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (unless such person is known by you to already be a beneficial owner on the date of this Agreement); and (ii) the individuals who, as of the date hereof, constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company, unless such change is approved unanimously by the Board of Directors in office immediately prior to such cessation.

          (2) Except in the case of termination for “Cause” (as defined below), if the Company desires to terminate your employment, for any reason, the Company must give you 30 days written notice. Termination not for “Cause” is subject to the conditions set forth in Section 8(C)(2) below.

          (3) Any salary paid or owing to you from the Company upon termination shall be subject to any deductions for:

i.	Social Security, disability, unemployment or other taxes customarily paid by an employer and employee;

ii.	for any deductions in respect of any indebtedness that you may have to the Company; and

iii.	for any obligations the Company may have to any third party on your behalf.

          (4) The Company may, in its sole discretion, choose to pay your salary for the duration of the notice period set forth in Section 8(A)(3) in lieu of providing notice above or following such notice of termination of employment, require you to carry out none or only some of your duties at or away from the Company offices.

     B. For purposes of this Agreement, the following events shall constitute “Termination Events”:

          (1) Any termination of which notice is given under Section 8(A) above;

          (2) Termination of this Agreement by the Company for “Cause.” For purposes of this Agreement, the term “Cause,” when used in connection with the termination of this Agreement by the Company shall mean, and shall be limited to: (a) your commission of a felony; (b) your failure to act on behalf of the Company in its business or in the Industry in breach of this Agreement; (c) your participation actively in a Restricted Business in violation of Section 11 hereof, without the Board’s prior written consent; provided that the Company shall provide to you written notice of its belief that you are in breach pursuant to this section and that you shall have a period of 30 days from the date you receive such written notice of such event or breach to cure such event or breach. In the event of any termination for “Cause” the Company shall be entitled to immediately Terminate your employment with the Company; or

          (3) Your failure to substantially perform the duties required of you hereunder for a period of 30 consecutive days or for shorter periods aggregating 30 days in any 6 month period on account of a physical or mental disability or incapacity, as verified by a written statement from a physician mutually agreeable to you and the Company or your death.

     C. Upon the occurrence of a Termination Event, you shall be entitled to the following payments from the Company:

          (1) Payments in the Event of a Voluntary Termination or a Termination for Cause: Upon the termination of your employment as a result of a voluntary termination by you pursuant to Section 8(A)(1) or a termination for Cause by the Company, you shall be entitled to any Base Salary and accrued vacation pay if any, due and owing at the date of such termination, but not yet paid. You shall not be entitled to any other compensation or payments hereunder after the date of, or otherwise with respect to, such termination of your employment.

          (2) Payments Upon Termination not for Cause. Non-Renewal of Employment. Change of Control of the Company or Place of Work: Upon the termination of your employment not for Cause (including on account of your disability or death) or due to a Change in Control or a change in your place of work as set forth in Section 4 above, you shall be entitled to six months full salary and any accrued vacation, plus one year of Company medical and health benefits.

          (3) Timing of Payments: If you comply with the requirements of Section 13, the Company will pay all amounts payable to you under Section 8(D) no later than fifteen (15) business days after the Termination Event, and shall be paid in legal tender into such bank account as you (or your legal representative) may designate; provided that the Company shall be entitled to withhold any amounts payable to you until you have fully complied with Section 13.

9. Confidentiality.

     A. You acknowledge that you may acquire the trade secrets and confidential information of the Company (“Confidential Information”) during the course of your employment and that the unauthorized disclosure of any such Confidential Information could cause serious harm and damage to the Company.

     B. For the purpose of avoiding such harm you agree that you must not make use of, divulge or communicate to any person (other than with proper authority) any Confidential Information of or relating to the Company or any of its customers or suppliers or any holding company or subsidiary of the Company including (but not limited to) such Confidential Information as: details of customers, potential customers, consultants, suppliers and potential suppliers, product details, prices, financial and accounting information, financial statements, discounts, specific product applications, product designs, product plans, manufacturing processes, computer programs, algorithms, future product developments, research reports, marketing plans, existing trade arrangements or terms of business, which you may receive or become aware of as a result of being in the employment of the Company. This obligation of confidentiality towards such Confidential Information shall continue to apply without limit in time after the termination (for whatever reason) of your employment but it shall not apply to information which is or is already disclosed into the public domain for reasons other than your fault or is required to be disclosed by law, but only to the extent that it is so disclosed.

10. Proprietary Property.

     A. Any proprietary rights whatsoever, including without limitation patents, copyrights and design rights, as a result of the development of, and the application of, all work produced by you during your employment under this Agreement, including (but not limited to) any invention, design, discovery or improvement, secret process, computer program, documentation, confidential information, copyright work or other material which you conceive, discover or create during or in consequence of your employment with the Company shall belong to the Company (“Proprietary Property”). You must promptly communicate to the Company all information concerning such Proprietary Property and if requested provide all such assistance at the Company’s expense as is necessary to secure the vesting of all rights to such Proprietary Property in the Company.

     B. You hereby irrevocably appoint the Company as your attorney-in-fact with full power in your name to execute and sign any document and do any other thing which the Company may consider to be desirable for the purposes of giving effect to this Section 10 and agree to notify and confirm whatever the Company may lawfully do as your attorney-in-fact.

11. Non-Solicitation.

     A. You shall not during employment, or for a period of 12 months after the Termination Date, either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly solicit, endeavor to entice away, induce to break their contract of employment or offer employment to any Restricted Person.

     B. For the purposes of this section the following words have the following meanings:

i. “Restricted Business” means any business in the Industry.

ii. “Restricted Person” means any person who has at any time in the period of twelve months prior to the Termination Date been employed by the Company or who is a consultant to the Company, who works in the Restricted Business and who was known to or worked with you during that period.

iii. “Termination Date” means the date on which your employment under this Agreement terminates.

12. Non-Interference with Suppliers. You shall not for a period of 12 months after the Termination Date either personally or by an agent and either on your own account or for or in association with any other person directly or indirectly interfere or seek to interfere or take such steps as may be likely to interfere with the continuance of supplies to the Company in respect of the Restricted Business and the Industry (or the terms relating to such supplies) from any supplier or seek to damage the relationship between any supplier and the Company who has supplied goods or services to the Company in the 12 month period immediately prior to the Termination Date.

13. Return of Documents, Materials and Equipment. You shall within 72 hours of a Termination Date, deliver to the Company, at the Company’s expense, and at any other time as the Company may request, all equipment owned or leased by the Company for your office use, and all documents, financial records, technology, software, source codes, object codes, hardware (and all copies thereof), all products, product samples, product designs or proto-types, or other items relating to the business of the Company, in whatever medium, that you possess or have under your control. For purposes hereof, any equipment, supplies or materials for which you received reimbursement from the Company shall be presumed to be owned by the Company.

14. Indemnification.

     A. You hereby agree to indemnify, defend and hold harmless the Company, and each of its officers, directors, shareholders, agents, employees and attorneys for the Company, their successors and assigns, from and against, and pay or reimburse each of them for, any and all claims, losses, damages, judgments, amounts paid in settlement, costs and legal, accounting or other expenses that any of them may sustain or incur as a result of any misrepresentation or any non-performance of any covenant or other obligation on the part of you contained in this Agreement.

     B. The Company agrees to indemnify, defend and hold harmless you from and against, and pay or reimburse you for any and all claims, losses, damages, judgments, amounts paid in settlement, costs and legal, accounting or other expenses that any of you may sustain or incur as a result of any misrepresentation or any non-performance of any covenant or other obligation on the part of the Company contained in this Agreement.

15. Entire Agreement. This Agreement constitutes the entire Agreement of the parties relating to the subject matter hereof. There are no terms, conditions or obligations other than those contained in this Agreement. This Agreement supersedes all prior communications, representations or agreements between the parties relating to the subject matter hereof. This Agreement may not be amended except in writing executed by you and the Company.

16. Separability of Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof; all of which shall remain enforceable in accordance with their terms. Should any of the obligations hereunder be found illegal or unenforceable, such obligations shall be enforceable within whatever terms a court of competent jurisdiction shall deem allowable by law.

17. Assignment. You may not assign, sell, subcontract, delegate or otherwise transfer your obligations under this Agreement, without the prior written consent of the Board, and any attempted assignment or delegation shall be void and without effect.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Delaware for agreements wholly negotiated, entered into and performed within the State of Delaware.

19. Injunctive Relief. You hereby acknowledge that the Company and its affiliated companies are new and evolving companies and that protection of Proprietary Property and Confidential Information are important to future prospects for growth and business development of the Company. You further acknowledge that the Company may not have an adequate remedy at law in the event of any breach or threatened breach by you of any provision of Sections 9,10,11,12 and 13, and that the Company may suffer irreparable damage and injury as a result. Accordingly, in the event of any such breach or threatened breach, you hereby consent to the application the Company for injunctive relief against you by any court of competent jurisdiction without the posting of any bond or security therefor.

20. Policies and procedures. You further agree to abide by the Company’s policies and procedures and any changes that may be made to them from time to time.

21. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute One and the same instrument.

     WHEREAS, this Agreement is hereby entered to by the undersigned as of the date indicated below.

Dated:

SPATIALIZER AUDIO LABORATORIES, INC.

By:	/s/ Stephen W. Desper

Name:	Stephen W. Desper
Title:	Director and designated signatory

AGREED AND ACCEPTED BY EMPLOYEE:

/s/ Henry R. Mandell
Henry R. Mandell

SPATIALIZER AUDIO LABORATORIES, INC.

February 5, 2002

Henry R. Mandell
5192 Pesto Way
Agoura Hills, CA 91301

Dear Henry:

     This letter agreement amends certain terms of the Employment Agreement (the “Agreement”) effective as of November 12, 1999 between you and Spatializer Audio Laboratories, Inc. (the “Company”) regarding: (i) your compensation and (ii) the terms of your severance in the event of “Change in Control” pursuant to the Agreement. We are pleased that you will be continuing with the Company for another year. For calendar year 2002, your base compensation will consist of a salary of $214,200, a monthly car allowance of $1,250 and the other executive benefits consistent with the Company’s current arrangements with you. In addition, in accordance with our discussions, we have agreed that the Agreement is hereby amended as follows:

“Compensation

     1. Performance Shares. Pursuant to Sections 3(b) of the Agreement, you were to be issued Performance Shares in the Company which are subject to the terms of that certain Escrow Agreement, dated as of June 22, 1992, as amended, by and among the Company and the signatories thereto.

     In November 2000, 168,632 performance shares were issued to you, but you declined to accept these shares (the “2000 Performance Shares”) and, in lieu thereof, in 2001 you were granted options to acquire 250,000 shares exercisable at $0.22 per share (“2001 Options”). In June of 2001, 252,944 of the 674,516 Performance Shares held in escrow for you (the “2001 Performance Shares”) were released, but you declined to accept the 2001 Performance Shares and now wish to decline the 2001 Options.

     In lieu of your decision to decline the 2001 Performance Shares and the 2001 Options, the Company has agreed to release to you from escrow 425,000 performance shares, therefore:

     Section 3(b) of the Agreement is amended to read as follows:

Henry R. Mandell
February 5, 2002

     “B. Performance Shares. In addition to your salary, as set forth above, we agree that as of December 20, 2001, 425,000 performance shares including performance shares released to you in accordance with the terms of that Escrow Agreement dated June 22, 1992, as amended (the “Escrow Agreement”) and subsequently declined by you along with additional performance shares (previously returned to escrow when the holders left the employ of the Company) shall be and hereby are reallocated to your account as of January 2, 2002 and held for you along with the 252,942 performance shares previously allocated to and held in escrow for you pursuant to this Agreement. Other than due to your voluntary termination pursuant to Section 8(A)(1) or 8(B) or termination for Cause as defined in Section 8(A)(2), the Company will continue to distribute these performance shares to you under the schedule in the Escrow Agreement. If you complete the Initial Term of this Agreement, in all events, all remaining performance shares will be distributed to you in accordance with the schedule in the Escrow Agreement.”

     Section 3(c) of the Agreement is amended to read as follows:

     “C. Stock Options. Of the previously issued 500,000 options to acquire Company common stock, par value $.01 (“Common Stock”) held by you, all 500,000 of such options were fully vested at November 12, 1999 and were immediately exercisable by you from that date, including options to acquire 250,000 shares of Common Stock exercisable at $1.00. Additionally, as of November 12, 1999, you were granted options to acquire an additional 750,000 options to acquire Common Stock, of which 250,000 shares were exercisable at $.50 and immediately vested; 250,000 shares were exercisable at $.55 and vested on November 12, 2000; and the 250,000 shares vested on November 12, 2001 and were exercisable at $.75. The options to acquire 250,000 shares of Common Stock at an exercise price of $1.00 and options to acquire 250,000 shares of Common Stock at an exercise price of $.75 are terminated as of November 12, 2001. If you are an employee of the Company on the day following the Company’s 2002 Annual Shareholders Meeting, you will be granted on that date, in your capacity as an employee, options to purchase 500,000 shares of Common Stock which shall be fully vested and convertible at the Fair Market Value (as defined the Company’s 1996 Incentive Compensation Plan) of the Company’s Common Stock as of the date of grant.

SEVERANCE

     4. Section 8(C)(2) of the Agreement, is hereby amended to read as follows:

          “Upon the termination of your employment not for Cause (including on account of your disability or death) a change in your

Henry R. Mandell
February 5, 2002

place of work as set forth in Section 4 above, you shall be entitled to six months full salary and any accrued vacation, plus one year of Company medical and health benefits. Upon termination of your employment in the event of a Change in Control, you shall be entitled to twelve months full salary, any accrued vacation and medical and health benefits.”

        Except as set forth herein, the Agreement shall remain in full force and effect and shall otherwise be unaffected hereby. If the foregoing accurately and completely sets forth the terms and understanding of our agreement, please indicate your acceptance by signing the enclosed copy of this letter in the indicated space below.

Very truly yours,

SPATIALIZER AUDIO LABORATORIES, INC.

By:	/s/ Gilbert N. Segel

Gilbert N. Segel, for the Compensation
Committee

ACCEPTED AND AGREED:

/s/ Henry R. Mandell
Henry R. Mandell

SPATIALIZER AUDIO LABORATORIES, INC.

February 21, 2005

Henry R. Mandell
2025 Gateway Place, Suite 365
San Jose, CA 95110

Dear Henry:

     This letter agreement, effective as of November 12, 2004, amends the following terms of the Employment Agreement (the “Agreement”) between you and Spatializer Audio Laboratories, Inc. (the “Company”) effective as of November 12, 1999, as amended on February 2, 2002 and amended hereby: (i) the extension of the term of the Agreement for an additional one-year period until November 12, 2006 and (ii) the grant of stock options to replace stock options previously issued to you which stock options have since expired unexercised. We are pleased that you will be continuing with the Company for another year. Your base compensation, consisting of a salary of $214,200 and all other executive benefits remain unchanged. In addition, in accordance with our discussions, we have agreed that the Agreement is hereby amended as follows:

     The following sentence shall be added to Section 3.C. of the Agreement:

          “As of February 21, 2005, you are hereby granted an option to purchase 500,000 shares of Common Stock at an exercise price of $0.10 per share. An option to purchase 250,000 shares of Common Stock is immediately vested as of February 21, 2005 and an option to purchase the remaining 250,000 shares of Common Stock shall vest on November 12, 2005 as long as you remain continuously employed by the Company or a subsidiary until such time.”

     Except as set forth herein, the Agreement shall remain in full force and effect and shall otherwise be unaffected hereby. If the foregoing accurately and completely sets forth the terms and understanding of our agreement, please indicate your acceptance by signing the enclosed copy of this letter in the indicated space below.

Very truly yours,

SPATIALIZER AUDIO LABORATORIES, INC.

By:	/s/ Gilbert N. Segel

Gilbert N. Segel, for the Compensation
Committee

ACCEPTED AND AGREED:

/s/ Henry R. Mandell
Henry R. Mandell